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Exhibit 10.626

[CHIRON LETTERHEAD]

July 5, 2004

CONFIDENTIAL

Ursula B. Bartels
(Address)

Dear Ursula:

        We are pleased to confirm our offer of employment for you to join Chiron Corporation.

        Your employment offer with Chiron is as Vice President and General Counsel, reporting to me. Your starting salary will be $400,000 per annum, paid bi-weekly.

        You will be eligible to participate in our stock option program. Subject to the approval of the Board of Directors, you will be awarded a stock option grant to purchase 200,000 shares of Chiron common stock. The options vest fully over a four-year period, with the first 25% of the shares vesting at the one-year anniversary. Shares vest on a pro-rated monthly basis over the remaining three years of the vesting period. The exercise price of the option will be set at the fair market value (as defined in the Option Plan) of a share of Chiron stock on the date the option is approved. We expect the options will be approved and effective within 90 days of your employment date. You are also eligible to participate in Chiron's Long Term Incentive Program for the 3 year performance cycle beginning 2004. Your target award is 7,500 restricted share rights. Depending upon the performance of the company against predetermined goals, you may receive up to 150% of your target shares. The performance period ends December 31, 2006 and the Compensation Committee of the Board will determine the level of performance goal achievement and the number of shares, if any, you will be entitled to receive, assuming you are continuously employed for the period. Details of the plan will be furnished to you when you start.

        Also, on an annual basis you may be eligible for future stock option grants based on your performance. These annual grants are typically granted in February and are pro-rated based on your hire date.

        You will also be eligible to participate in Chiron's Annual Incentive Plan (AIP). The Plan links corporate, business/functional unit and individual performance goals to support the accomplishment of Chiron's business goals. The Plan, as structured, has an incentive range for your position from 0% to 150% with a target of 75% of base pay. Ordinarily, plan participants hired between January 1 and September 30, 2004 are eligible to receive a pro-rated bonus, paid in the first quarter of 2005.

        You are eligible for Chiron's relocation assistance program. Prudential Relocation administers the program for Chiron and Joel Spokas is Chiron's account representative with Prudential. He can provide you with details of the program, but I will send you a summary by separate mailing. His telephone number is 800-210-0299 and his e-mail address is joel.spokas@prudential.com.

        As an inducement for you to join Chiron, we will pay you a bonus of $250,000, payable within your first 2 weeks of employment. This is also intended, in part, to assist in your relocation.

        The information sheets following your offer letter contain some of the highlights of Chiron's benefits programs. You should note that, while this offer is being made under the terms of our current benefits and compensation programs, changes do occur from time to time and any system-wide changes that occur will apply to you as well.

        Some of these programs are effective immediately upon your employment, while others are dependent upon established enrollment periods. Your group medical insurance benefits generally start on the first day of the month following your date of hire. If, however, your date of hire is the first business day of the month, your coverage becomes effective on that date. Note also that, with few exceptions, Chiron extends benefits coverage to qualified family members, including opposite- and same-sex domestic partners. You will have an opportunity to learn more about your benefits and complete the enrollment paperwork at a benefits orientation. The schedule will be provided for you at new hire orientation.

        If you have an employment authorization document (EAD) issued by the Immigration and Naturalization Service, please contact Inverleith Fruci in Emeryville, California at 510-923-3733.

        Your employment with Chiron is not for any specified term and can be terminated at any time for any reason by you or Chiron.

        Your employment pursuant to this offer is contingent on the following:

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  Your signing the Chiron Employee Invention and Confidential Information Agreement.

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  Your ability, as required by federal law, to establish your employment eligibility as a U.S. citizen, a U.S. lawful permanent resident, or an individual specifically authorized for employment in the U.S. by the Immigration and Naturalization Service. Please read the enclosed notice specifying the documentation required in this regard.

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  Satisfactory completion of a reference check.

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  A baseline blood sample for archival storage may be required for some lab positions.

        This letter constitutes the terms of your employment with us and supersedes any prior representations or agreements, whether written or oral. A duplicate original of this offer letter is enclosed for your records. To accept employment at Chiron under the terms listed above, please sign and date this letter and return to Chiron.

        The Executive Committee and I believe you are a great fit for our requirements at Chiron. Your experience will allow you to make excellent contributions to the success of Chiron as General Counsel and in your capacity as a member of the Executive Committee of the company. We look forward to your acceptance of our offer and your taking up employment mid-August.

        If you have any questions in the meantime, please feel free to contact me or Linda Short.

Sincerely,

CHIRON CORPORATION

/s/ Howard H. Pien
Howard H. Pien
Chairman and Chief Executive Officer

Enclosures

        Please indicate your understanding of the terms of this offer and your acceptance of this offer, along with your confirmed start date, by signing this letter and filling out the attached packet of forms. In order to expedite the processing of your employment records, please return the letter and completed forms to the Chiron Human Resources Department in the enclosed postage paid envelope as soon as possible. Please keep the copy of your offer letter.

/s/ Ursula B. Bartels Ursula B. Bartels	7/7/04 Date

CHIRON CORPORATION
EMPLOYEE BENEFITS FOR EXECUTIVES AS OF 1/1/2004

INSURANCE BENEFITS
MEDICAL INSURANCE
Chiron offers several medical plans to eligible employees and their eligible dependents (spouse, domestic partner and/or children). All medical plans include prescription and vision benefits. Employee contributions are pretax.
DENTAL INSURANCE	Chiron offers 2 dental plans to eligible employees and their eligible dependents (spouse, domestic partner and/or children). Employee contributions are pretax.
LIFE INSURANCE	Eligible employees can purchase coverage for themselves of $10,000, or 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is $1.6 million. Employee contributions are pretax.
DEPENDENT LIFE INSURANCE
Eligible employees can purchase life insurance coverage for eligible dependents on an after-tax basis. Options include $10,000, $20,000 or $50,000 for spousal/domestic partner coverage and $5,000 or $10,000 for children.
ACCIDENTAL DEATH & DISMEMBERMENT	Eligible employees can purchase coverage for themselves of 1, 2, 3, 4 or 5 times annual salary. The maximum coverage is The maximum coverage is $1.6 million. Employee contributions are pretax.
TRAVEL ACCIDENT	Chiron provides Travel Accident Insurance coverage of 3 times annual salary at no cost to employees. This provides 24-hour coverage for travel to and from work or on company business.
EXECUTIVE SHORT-TERM DISABILITY
Through the short-term disability program, Chiron provides eligible employees with 100% of salary for the first 30 calendar days less state disability payments, and 80% of salary for the next 150 days of disability less state disability payments. Chiron provides this coverage at no cost to the employee.
LONG-TERM DISABILITY
For eligible employees disabled for more than 180 days, Chiron provides 60% of monthly salary up to $18,000. Chiron provides this coverage at no cost to the employee. Eligible employees also have the option to purchase an additional 6 2/3% of monthly salary up to $20,000 on a pretax basis.
WORKERS' COMPENSATION	All employees are covered by Chiron's Workers' Compensation insurance.
INVESTMENT PROGRAMS
401(k) PLAN
Participation in the Chiron Corporation 401(k) plan is available to eligible employees on the date of hire. Upon hire, an employee can enroll immediately at 5% pre-tax deferral into a company selected investment fund. Upon receiving a personal identification number (PIN), an employee may designate pre-tax contributions of 1% to 25% of salary and direct contributions to any of nine investment funds. The Company provides a maximum 4% match on employee contributions and the match is vested immediately.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
All officers of Chiron at the level of Executive or above are eligible to participate in the Supplemental Executive Retirement Plan (SERP). SERP is designed to allow participants to make before-tax contributions for retirement that would otherwise exceed the Internal Revenue Service's maximum contribution limits allowed in Chiron's 401(k) plan. Similarly, SERP allows the company to match contributions toward retirement in excess of the 401(k) plan's limits.
EMPLOYEE STOCK PURCHASE PLAN
Eligible employees may purchase Chiron stock at a discount below market price. Participation in the plan depends upon the employee's date of hire. Employees can contribute to this program from 3% to 15% of their base salary on an after-tax basis.
TIME-OFF BENEFITS
EXECUTIVE TIME OFF
Each January 1, executive employees receive an allocation of 4 weeks of time off. The allocation may be taken in whole or in part anytime throughout the year. Any unused time at the end of the year will not accrue from year to year. No reporting of time off is needed. There will be no pay out for unused time off either at the end of the year nor at termination.
FIXED HOLIDAYS	Eligible employees receive up to 8 paid holidays per year.
LEAVE OF ABSENCE	Chiron grants leaves of absence to accommodate employees' medical/maternity disability and family or personal needs.
OTHER BENEFITS
FLEXIBLE SPENDING
Chiron offers Health Care and Dependent Care reimbursement accounts to eligible employees. These accounts give employees the advantage of paying for eligible health and dependent care expenses with pretax dollars.
EMPLOYEE ASSISTANCE PROGRAM	Chiron provides a confidential counseling and referral service to all employees and their families.
EDUCATIONAL ASSISTANCE	Regular full-time employees are eligible, after 6 months of service, for up to $5,250 per year in reimbursement of tuition, textbooks, and lab expenses for classes directly related to their jobs.
CREDIT UNION	Regular full-time and part-time employees and members of their families or household are eligible to join.
PREPAID LEGAL	A Prepaid Legal Plan is available to eligible employees to provide affordable, basic legal services. Employees pay for this benefit on an after-tax basis.
DEPENDENT CARE CONNECTION	Eligible employees are provided with this counseling, education and referral service which provides information regarding child care, elder care, adoption and prenatal planning.

NOTE: Eligible employees are defined as regularly scheduled to work 20 hours or more per week. Coverage for most benefits is effective the first of the month following date of hire, or immediately if the date of hire is the first business day of the month, unless otherwise noted.

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  Exhibit 10.626
CHIRON CORPORATION EMPLOYEE BENEFITS FOR EXECUTIVES AS OF 1/1/2004